                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                            INNOVATIVE DESIGNS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    Delaware                        03-0465528
          (State or other jurisdiction of         (IRS Employer
           incorporation or organization)     Identification Number)

           223 North Main Street, Suite 1
             Pittsburgh, Pennsylvania                15215
      (Address of principal executive offices)    (Zip code)

                                 (412) 799-0350
              (Registrant's telephone number, including area code)

                         Global Corporate Services, Inc.
                               709 Woodside Avenue
                           Wilmington, Delaware 19809
                                 (800) 219-9359
            (Name, address and telephone number of Agent for service)

                             All Correspondence to:
                          Brenda Lee Hamilton, Esquire
                        Hamilton, Lehrer and Dargan, P.A.
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956

                              2003 Stock Grant Plan
                            (Full Title of the Plan)

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------
Title of                           Proposed          Proposed    Amount
Securities          Amount          Maximum           Maximum      of
to be                to be      Offering Price       Aggregate    Fee
Registered       Registered(1)    per Share (2)   Offering Price
-----------------------------------------------------------------------
Common Stock,
$0.0001 par value:  400,000          $3.00        $1,200,000     $97.08

TOTAL               400,000          $3.00        $1,200,000     $97.08
-----------------------------------------------------------------------

1. Represents shares to be issued for services to be rendered to Innovative
Designs, Inc. for consulting and employment services.
2. The prices hereof may change prior to the effective date of the Registration
Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457.
3. This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities
Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of November 13, 2003.
4. This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Unless otherwise stated in this Registration Statement, references to
"Innovative Designs", "we", "our" and "us" refer to Innovative Designs, Inc., a
Delaware corporation.

                                     PART I

Plan Information
We are offering up to 400,000 shares pursuant to our Plan titled 2003 Stock
Grant Plan.

Plan Purpose
We will issue common stock to certain consultants and employees pursuant to written consulting and employment agreements and the 2003 Stock Grant Plan. The
2003 Stock Grant Plan has been approved by our Board of Directors. The written agreements and the 2003 Stock Grant Plan are intended to compensate consultants and employees for services rendered to us. The consultants and employees who will participate in the 2003 Stock Grant Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written agreements and the 2003 Stock Grant
Plan. The services to be provided by the consultants and employees under the
2003 Stock Grant Plan (the "Plan") do not relate to the offer or sale of our securities in capital-raising transactions or directly or indirectly promote or maintain a market for our common stock.

Employee Retirement Income Security Act of 1975 ("ERISA")
The 2003 Stock Grant Plan is not qualified under ERISA.

Additional Information
Participants may obtain additional information about the 2003 Stock Grant Plan, without charge, upon written or oral request directed to Innovative Designs,
Inc., Attention: Joseph Riccelli, Chief Executive Officer, at 223 North Main
Street, Suite 1, Pittsburgh, Pennsylvania 15215, telephone number (412)
799-0350. All other documents required to be delivered to participants are also available without charge, upon written or oral request, at the same address and telephone number.

Securities to be Offered
Our Board of Directors has authorized the issuance of up to 400,000 shares of our common stock to consultants and employees upon effectiveness of this
Registration Statement.

Purchase of Securities Pursuant to the Plan and Payment for Shares Offered
Consultants and employees shall have shares issued to them as full consideration for their services. Consultants and employees shall be deemed to have paid in full for the shares which they will receive as compensation for their services under our 2003 Stock Grant Plan. Consultants and employees are permitted to receive a total of 400,000 shares. The shares issued pursuant to our 2003 Stock
Grant Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Tax Effects of Consultants and Employees Who Participate in the Plan
Consultants and employees will realize income when they receive the shares, based on their agreement with us, and may realize a gain when they sell the shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourself. The Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the shares. The shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the shares by the recipients of the shares.

Withdrawal From the Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we may permit at our sole discretion an assignment of the interests if consultants and employees request to assign their interest to a third party; however, no assignment will be permitted to any person or entity performing services to us which relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our common stock.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Available Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington,
D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at
450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

Incorporation of Documents by Reference
The Securities and Exchange Commission allows us to "incorporate by reference"
the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the Securities and
Exchange Commission. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the
Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under
Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934
until all of the shares covered by this Registration Statement have been sold or deregistered: (a) Our Form SB-2 Registration Statement originally filed on March
11, 2003 and all amendments thereto; (b) Our Quarterly Report on Form 10-QSB filed on November 12, 2003 for the quarter ending July 31, 2003; (c) Our Form
8-K filed on September 29, 2003; (d) Our Articles of Incorporation and our
Bylaws; (e) All other documents filed by us after the date of this Registration
Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange
Act of 1934, prior to the filing of a post-effective amendment to this
Registration Statement that registers securities covered hereunder that remain unsold.

DESCRIPTION OF SECURITIES

COMMON STOCK
GENERAL:
We are authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share. As of November 11, 2003, there were 16,067,175 shares of our common stock issued and outstanding held by 151 shareholders of record. We are authorized to issue 100,000,000 shares of preferred stock. As of November 11,
2003, there are no preferred shares issued and outstanding.

VOTING RIGHTS:
Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

DIVIDEND POLICY:
Holders of stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:
Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our stock are, and the stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are not any provisions in our Articles of Incorporation or Bylaws that would prevent or delay change in our control.

Interests of Named Experts and Counsel
Certain legal matters in connection with this Registration Statement will be passed upon for review by Hamilton, Lehrer and Dargan, P.A., which holds 750,000 shares of our common stock.

Our financial statements have been audited by Malone and Bailey, PLLC, Certified
Public Accountants, as set forth in their report dated January 21, 2003 and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

Indemnification of Directors and Officers
The Seventh Article of our Certificate of Incorporation provides, among other things, that we shall to the fullest extent permitted by Section 145 of the
Delaware Corporation law provide indemnification of our officers and directors and our bylaws provide that we indemnify our directors to the fullest extent permitted by law.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, such person may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in the view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees)
actually and reasonably incurred by such person in connection therewith.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Exemption from Registration Claimed
Not Applicable.

Exhibits
The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.     Exhibit
 5.0            Opinion of Hamilton, Lehrer and Dargan, P.A.
23.1            Consent of Malone and Bailey, PLLC
23.2            Consent of Hamilton, Lehrer and Dargan, P.A. (contained
                in Exhibit 5.0 hereto)
99.0            2003 Stock Grant Plan

Undertakings

(a) We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the
Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of
1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on this 18th day of November, 2003.

DATED: November 18, 2003

INNOVATIVE DESIGNS, INC.
(Registrant)

By: /s/ Joseph Riccelli
        Joseph Riccelli, Chief Executive Officer/Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this
Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.

Signature                      Title                   Date

By:/s/ Frank Riccelli                          Date: November 18, 2003
Frank Riccelli                Director

By:/s/ Joseph Riccelli                         Date: November 18, 2003
Joseph Riccelli         Chairman of the Board
                            of Directors

By:/s/ Dean P. Kolocouris                      Date: November 18, 2003
Dean P. Kolocouris            Director

By:/s/ Robert D. Monsour                       Date: November 18, 2003
Robert D. Monsour             Director

By:/s/ Dominic Cerniglia                       Date: November 18, 2003
Dominic Cerniglia             Director

By:/s/ Anthony Fonzi                           Date: November 18, 2003
Anthony Fonzi          Chief Financial Officer,
                        Principal Accounting
                          Officer, Director

Exhibit No.     Exhibit
 5.0            Opinion of Hamilton, Lehrer and Dargan, P.A.
23.1            Consent of Malone and Bailey, PLLC
23.2            Consent of Hamilton, Lehrer and Dargan, P.A. (contained
                in Exhibit 5.0 hereto)
99.0            2003 Stock Grant Plan